FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

YOUNG INNOVATIONS, INC. ANNOUNCES RECORD EPS FOR
THE QUARTER AND RECORD SALES AND EPS FOR THE NINE-
MONTHS ENDED SEPTEMBER 30, 2011 AND DECLARES
QUARTERLY DIVIDEND

St. Louis, MO., October 19, 2010 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record earnings per share for the third quarter and record sales and EPS for the nine-months ended September 30, 2011.

Sales for the third quarter of 2011 were $26.2 million, a decrease of 0.9% from the $26.4 million reported for the third quarter of 2010. Income from operations for the third quarter increased 2.8% to $6.3 million from $6.1 million in the prior year quarter. Net income for the third quarter increased 4.6% to $4.1 million from $3.9 million in the third quarter of 2010. Diluted earnings per share for the third quarter of 2011 were $0.51, an increase of 4.1% over the $0.49 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.04 in both the third quarter of 2011 and 2010.  Diluted shares outstanding were 8.0 million for the 2011 quarter, unchanged from the prior year quarter.

For the nine months ended September 30, 2011, sales were $79.5 million, increasing 3.3% from the $77.0 million reported in the prior year period. Income from operations increased 6.1% to $18.2 million for the nine months ended September 30, 2011 from $17.2 million in the prior year period. Net income was $12.1 million for the nine months ended September 30, 2011, increasing 8.6% from $11.2 million in the prior year period. Diluted earnings per share were $1.51 for the nine months ended September 30, 2011, an increase of 8.6% from $1.39 in the prior year period. Diluted earnings per share were affected by equity compensation expense of $0.11 for both the nine months ended September 30, 2011 and 2010.  Diluted shares outstanding for the nine months ended September 30, 2011 increased 0.3% to 8.1 million from the prior year period.

 During the quarter, demand for consumables was negatively affected by the ongoing weak economy, as well as the timing of orders from OEM and international customers. We continued to experience a solid increase in demand for our diagnostic product line. Despite relatively flat sales performance, we are pleased with the overall strength of our earnings in the quarter. A weaker U.S. dollar positively impacted sales by approximately $136,000.

We remained focused on executing our strategy for growth during the quarter. We enhanced our sales capacity and made significant progress toward future product launches. We also took steps to consolidate a number of administrative and light assembly operations into our Algonquin facility.

We are pleased with the efforts of our employees to make significant improvements in operating results in an uncertain economic environment. We are confident that continued investments in key initiatives and our strong balance sheet have well-positioned the Company for future growth.

The company also announced that on October 18, 2011 the Board of Directors declared a quarterly dividend of $0.04 per share, payable on December 15, 2011 to all shareholders of record on November 15, 2011.

A conference call has been scheduled for Thursday, October 20, 2011 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/YI-Quarter32011 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc. Consolidated
Consolidated Balance Sheet
September 30, 2011 and December 31, 2010
(In Thousands USD)

	(Unaudited)
	September 30	December 31
Assets	2011	2010
Current assets
Cash	$4,000	$741
Accounts receivable, net	13,340	11,721
Inventories	17,598	17,260
Other current assets	4,805	4,861
Total current assets	39,743	34,583

Property, plant and equipment, net	32,726	33,162
Goodwill	80,300	80,289
Intangible assets	11,260	11,579
Other assets	1,508	2,012

Total assets	$165,537	$161,625

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,236	$10,700
Total current liabilities	10,236	10,700

Long-term debt	-	6,100
Long-term secured borrowing	22	56
Deferred income taxes	17,484	17,417
Other noncurrent liabilities	240	248
Total liabilities	27,982	34,521

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,084	24,190
Retained earnings	162,607	151,458
Common stock in treasury, at cost	(49,090)	(48,484)
Accumulated other comprehensive income	(148)	(162)
Total stockholders' equity	137,555	127,104

Total liabilities and stockholders' equity	$165,537	$161,625

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change

Net Sales	$26,197	$26,423	-0.9%	$79,548	$76,982	3.3%
Cost of Goods Sold	$11,585	$11,841	-2.2%	$35,325	$34,003	3.9%
Gross Profit	$14,612	$14,582	0.2%	$44,223	$42,979	2.9%
% of Net Sales	55.8%	55.2%		55.6%	55.8%

Selling, General and Administrative Expense	$8,359	$8,501	-1.7%	$26,000	$25,799	0.8%
% of Net Sales	31.9%	32.2%		32.7%	33.5%

Income from Operations	6,253	6,081	2.8%	18,223	17,180	6.1%
% of Net Sales	23.9%	23.0%		22.9%	22.3%

Interest expense, net	(49)	(81)		(177)	(263)
Other income (expense), net	100	(62)		568	86

Income Before Taxes	6,304	5,938	6.2%	18,614	17,003	9.5%

Provision for Income Taxes	2,204	2,019		6,477	5,826

Net Income	$4,100	$3,919	4.6%	$12,137	$11,177	8.6%
% of Net Sales	15.7%	14.8%		15.3%	14.5%

Basic Earnings Per Share	$0.51	$0.49	4.1%	$1.51	$1.40	7.9%

Basic Weighted Average Shares Outstanding	8,018	7,953		8,013	7,969

Earnings Per Share (Diluted)	$0.51	$0.49	4.1%	$1.51	$1.39	8.6%

Diluted Weighted Average Shares Outstanding	8,041	8,013		8,065	8,038